Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT: (937) 224-5940

DPL INC. REPORTS CORRECTED COAL SUPPLY HEDGED AMOUNTS

FOR 2005-2007

DAYTON, OH, February 18, 2005 – DPL Inc. (NYSE-DPL) announced a correction to its February 16, 2005 press release covering the amount of hedged coal contracts for 2005 and 2006.

While the February 16, 2005 press release stated that “the Company has long term supply agreements that provide for 83% of fuel supply in 2005 and 60% in 2006,” the Company in its webcast yesterday morning correctly published and disclosed that DPL Inc. has 97% of its coal supply under contract for 2005 and 74% under contract for 2006.

Although DPL Inc. initially reported in its press release on February 16, 2005 that its operated plants are 73% hedged for 2007, the correct estimate for 2007 is 63% as provided in the DPL Inc. webcast yesterday.

Lastly, instead of an approximate twenty day coal supply inventory across its plants as set forth in the press release of February 16, 2005, the Company actually has approximately a twenty-three day coal supply average inventory as explained in the DPL Inc. webcast yesterday.

About DPL

DPL Inc. is a diversified, regional energy company. DPL’s principal subsidiaries include The Dayton Power & Light Company (DP&L) and DPL Energy. DP&L provides electric services to over 500,000 retail customers in West Central Ohio. DPL Energy markets over 4,400 megawatts of generation capacity throughout the eastern United States. DPL Inc., through its subsidiaries, ranks among the top energy companies in generation efficiency and productivity. Further information on DPL Inc. can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.  Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.